Exhibit 10.18

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 28, 2007 by and between APA Enterprises, Inc., a Minnesota corporation (the ”Seller”) and Photonics International, Inc., a Minnesota corporation (the “Purchaser”), with reference to the following facts:

A.           The Seller owns 10,000 equity shares (collectively, the “Shares”), of APA Optronics (India), Private Limited, a corporation formed under the laws of India, The Companies Act, 1956 (the “Company”).

B.           Seller desires to sell to Purchaser, and Purchaser desires to buy from the Seller, all of the Shares owned by Seller (the “Sale Shares”) upon the terms set forth herein.

NOW, THEREFORE, IN CONSIDERATION OF the foregoing facts and the mutual promises set forth herein, the parties agree as follows:

1.           Purchase and Sale.  Subject to the terms and conditions hereof, Seller agrees to sell, and Purchaser agrees to purchase, the Sale Shares owned by Seller for an aggregate purchase price (the “Purchase Price computed as described on Schedule A hereto.  The Purchase Price shall be paid to Seller by delivery of Seller's promissory note in form satisfactory to Seller (the "Note").  The face amount of the Note delivered at Closing (as defined in Section 5) shall be adjusted post-Closing, but not later than July 20, 2007, to reflect a Purchase Price computed in accordance with Schedule A using data as of June 28, 2007.  The Note shall be secured by the security agreements listed on Schedule B hereto (collectively, the "Security Agreements).  In addition, Purchaser, Anil K. Jain and the Company shall enter into a Non-Compete Agreement with the Seller, in form and substance acceptable to Seller.

2.           Representations and Warranties of Seller.  Seller represents and warrants that:

(a)           Binding Obligations.  This Agreement and all other agreements executed by Seller in connection herewith constitute the legal, valid and binding obligations of Seller and are enforceable against Seller in accordance with their respective terms except as such enforcement may be limited by applicable bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights generally or by judicial discretion as to the availability of equitable remedies or legal or equitable principles.

(b)           Ownership of Sale Shares.  Seller (i) is the sole owner of the Sale Shares to be transferred hereunder, and such sole ownership is free and clear of any liens, security interests or other encumbrances, (ii) has not granted any other option or rights to the Sale Shares or any interest therein and (iii) has not pledged, collaterally assigned or otherwise hypothecated any interest therein.  Seller’s transfer, assignment and sale of the Sale Shares to Purchaser pursuant hereto will convey good and valid title to the Sale Shares to Purchaser, free and clear of any liens, security interests or other encumbrances.

3.           Representations and Warranties of Purchaser. Purchaser represents and warrants that:

(a)           Authorization.  Purchaser has all requisite power and authority to enter into this Agreement and to carry out the provisions hereof.  All organizational acts and proceedings required for the authorization, execution, delivery and performance of this Agreement have, or prior to the Closing will have, been taken.

(b)           Binding Obligations.  This Agreement and all other agreements executed by Purchaser in connection herewith constitute the legal, valid and binding obligations of Purchaser and are enforceable against Purchaser in accordance with their respective terms except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally.

(c)           Investment Intent.  The Purchaser is purchasing the Sale Shares for investment for its own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933 (the ”Securities Act”).  The Purchaser understands that the Sale Shares have not been registered under the Securities Act or other securities laws in reliance on specific exemptions therefrom, which exemptions depend upon, among other things, the bona fide nature of the Purchaser’s investment intent as expressed herein.

(d)           The Purchaser is a resident of the state indicated in the Preamble hereof, is legally competent to execute this Agreement, and:

(i)           if the Purchaser is an individual, has his or her principal residence in such state;

(ii)           if the Purchaser is a corporation, partnership, trust, limited liability company or other form of business organization, has its principal office in such state; or

(iii)           if the Purchaser is a corporation, partnership, trust, limited liability company or other form of business organization, the Purchaser has not been organized for the specific purpose of acquiring the Sale Shares.

(e)           The Purchaser has not been offered the Sale Shares by any form of general solicitation or general advertising, including but not limited to any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(f)           The Purchaser understands that there are substantial restrictions on the transferability of the Sale Shares and, accordingly, the Purchaser will need to bear the economic risk of the investment in the Sale Shares for an indefinite period of time and will not be readily able to liquidate the investment in case of an emergency.

(g)           The Purchaser understands that the Company has a limited financial or operating history, the Sale Shares are a speculative investment which involve a high degree of financial risk, and there is no assurance of any economic, income or tax benefit from such investment.

(h)           In  making this investment, the Purchaser is relying solely upon the advice of the Purchaser’s personal tax advisors, and not the Seller, the Company or its advisers and counsel, with respect to the tax aspects of an investment in the Sale Shares.

(i)           If the Purchaser is a corporation, partnership, trust, limited liability company, employee benefit plan or other entity, the Purchaser is authorized and qualified to become a stockholder of the Company and the person signing this  Agreement on behalf of such entity has been duly authorized by such entity to do so.

(j)           No representations or warranties have been made to the Purchaser by the Seller or the Company or any officer, employee, agent or affiliate of the Seller or the Company, and the Purchaser’s investment decision has been based solely upon the Purchaser’s independent evaluation and due diligence, if any, of the Company.

(k)           The Purchaser is experienced in business matters and regards himself, herself or itself as a sophisticated investor able to evaluate investment and financial information and to choose independent professional advisors to assist in such evaluation and, either alone or with such advisers, has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of an investment in the Sale Shares and has the capacity to protect the Purchaser’s own interests in connection with the Purchaser’s proposed investment in the Sale Shares.

(l)           The Purchaser is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act.

(m)           Registration or Exemption Requirements.  The Purchaser acknowledges and understands that the Sale Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  The Purchaser understands that any certificate(s) evidencing the Sale Shares will be imprinted with a legend that prohibits the transfer of the Sale Shares unless they are registered or such registration is not required.

4.           Pre-Emptive Rights and Other Transfer Restriction.  Purchaser warrants and represents that:

(a) the Board of Directors of the Company (consisting of Anil K. Jain and Kul Bhushan Jain, who are brothers) has waived any transfer fee which could be assessed with respect to the sale contemplated by this Agreement in accordance with Section 20 of the Articles of Association of the Company (the "Articles"); and

(b) Anil K. Jain, who owns one equity share in the Company has received notice of, and has irrevocably waived, all pre-emptive right to purchase the Sale Shares under Section 21 of the Articles.

5.           Closing.  The closing of the transactions contemplated herein (the ”Closing”) shall take place on or before July 2, 2007 (the “Closing Date”) and shall be consummated by mail in accordance with arrangements reasonably acceptable to counsel for the Seller and the Purchaser.

(a)           Documents to be Delivered by Seller.  At the Closing, the Seller shall deliver to Purchaser:

(1)           stock powers with respect to the Sale Shares; and

(2)           the original share certificate or evidence of the Seller’s ownership of the Sale Shares.

The Seller shall execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer reasonably requested by the Purchaser and shall take such further action as reasonably requested by the Purchaser to effectuate the transactions contemplated by this Agreement.

(b)           Documents to be Delivered by Purchaser. At the Closing, Purchaser shall deliver to the Seller the Note, the Security Agreements, and the Non-Compete Agreement.

(c)           Name Change and Use of Name Pending Change.  Not later than March 31, 2008, Purchaser shall change the name of the Company to a name which does not include "APA" and shall not thereafter use any name that includes "APA".  Purchaser shall deliver proof of such name change to Seller.  Failure to timely change the name or give notice of the change shall result in a penalty of $500 per day of delay, which shall be added to the principal of the Note.  In addition, following Closing and prior to March 31, 2008, Purchaser shall use its best efforts to adopt and do business under a name which does not include "APA."

6.           Miscellaneous.

(a)           Notices.  All notices hereunder shall be in writing and shall be deemed to have been duly given upon receipt, if personally delivered, or on the third business day following mailing, postage prepaid, addressed to the parties at the following addresses or at such other addresses as shall be specified in writing and in accordance with this Section:

If to the Seller:	APA Enterprises, Inc.
Attn: Cheri Podzimek
5480 `Nathan Lane, Suite 120
Plymouth, MN 55442

If to the Purchaser:	Photonics International, Inc.
Attn: Anil K. Jain
4 West Bay Lane
North Oaks, MN 55127

(b)           Governing Law.  This agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without reference to conflicts of law principles.

(c)           Survival.  All agreements, covenants and representations contained herein or made in writing by the Seller in connection with the transactions contemplated hereby shall survive the execution and delivery of this Agreement and the Closing Date.

(d)           Severability.  Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

(e)           Successors and Assigns.  All the terms and provisions of this agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not.

(f)           Entire Agreement.  This Agreement and all schedules, certificates, lists, exhibits or other information furnished to Purchaser pursuant to this Agreement shall constitute the entire agreement of the parties.

(g)           Counterparts.  This Agreement may be executed in two or more counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

(h)           Costs and Expenses.  Each of the Purchaser and the Seller shall bear their respective costs and expenses in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated thereby.

IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first set forth above.

SELLER:

APA ENTERPRISES, INC.

By:	/s/ Ronald G. Roth
	Its	Chairman

PURCHASER:

PHOTONICS INTERNATIONAL, INC.

/s/ Anil K. Jain

By:	Anil K Jain
	Its	President

SCHEDULE A

Exchange Rate 6/12/07 except where noted (to be based on rate as of 6/30/07)				40.73

	As of approx 6/8/07
	US $	Discount	Net	RS	Discount	Net
Commitment to Bldg @ Exchange of 44.5	$385,000	0.0%	$385,000	INR 17,132,500.00	0.0%	INR 17,132,500.00	a

Spent @ Exchange of 44.5	$256,183	0.0%	$256,183	INR 11,400,150.00	0.0%	INR 11,400,150.00	b

Remaining Blding Investment (@ current exchange)	$140,740		140,740.24	INR 5,732,350.00		INR 5,732,350.00	c = a - b

Other Liabilities (non building)	$28,185	0.0%	$28,185	INR 1,147,984.00	0.0%	INR 1,147,984.00	d

Total Commitments	$168,925		$168,925	INR 6,880,334.00		INR 6,880,334.00	e = c + d

Assets
Cash	$84,328	0.0%	$84,328	INR 3,434,696.47	0.0%	INR 3,434,696.47	f
A/R	$72,119	10.0%	$64,907	INR 2,937,417.75	10.0%	INR 2,643,675.98	g
FO Inv less than 6 Mo's Old	$11,798	0.0%	$11,798	INR 480,540.00	0.0%	INR 480,540.00	h
All other inventory	$21,374	100.0%	$0	INR 870,573.00	100.0%	INR 0.00	i
Advances	$3,879	25.0%	$2,909	INR 158,000.00	25.0%	INR 118,500.00	j
Fixed Deposits	$56,884	25.0%	$42,663	INR 2,316,867.47	25.0%	INR 1,737,650.60	k

Total Variable Assets	$250,383		$206,606	INR 10,198,094.69		INR 8,415,063.05	l = sum(f - k)

Net Assets less Commitments			$37,681			INR 1,534,729.05	m = l - e

Less Fees/penalties/taxes to exit Noida	$45,888	62.5%	$17,208	INR 1,869,000.00	62.5%	INR 700,875.00	n

Net Addition (Reduction) to purchase price of $500,000			$20,473			INR 833,854.05	o = m - n

*** Final numbers to be determined by July 20, 2007 based on numbers as of June 30, 2007

SCHEDULE B

Guaranty by Anil K. Jain
Stock Pledge Agreement
Separation Payments Pledge Agreement by Anil K. Jain
Agreement to Provide Additional Collateral